Exhibit 10.4
Confidentiality Agreement
Party A: Hangzhou Sky Network Technologies Co., Ltd.
Legal Representative: Tao Song
Correspondence Address: 10/F, United Building, No.2, Zijinhua Road, Hangzhou
Postcode:     310013          Contact Telephone: 87770978-8025
Party B: A
Credential No.:
Correspondence Address: B
Postcode:     C     Contact Telephone:
     Whereas Party B works for Party A and has access to the company’s confidential information, from the date of being employed, Party B shall bear the duty of keeping in strict confidence Party A’s commercial secrets, confidential information relating to Intellectual Property, the commercial secrets of Party A’s clients or third parties. Party A and Party B agree on the following terms and conditions in relation to the protection of the confidential information while Party B is in his/her position or after he /she leaves.
     Article I Scope of Protection
     1.1 Scope of protection: 1) commercial secrets of Party A; 2) confidential information relating to Intellectual Property; 3) commercial secrets of Party A’s clients or third parties.
     1.2 The commercial secrets of Party A, refers to various information with respect to technologies and businesses generated or obtained by Party A, which is able to bring economic benefits, practicability, or competition advantages to Party A, protected from being known to the public through proper measures by Party A. The information includes but not limited to:
          1.2.1 Party A’s technical information including research, development and experiment records, completed periodical achievements, computer software, all the data base relating to business, test reports, drawings, manufacture methods, technological process, technical index and reports, operating manuals, samples, processes of production (including methods, technologies, techniques or relevant skills), and other information with potential and predictable values, etc.

          1.2.2 Party A’s commercial information including client lists, sales network and channel, price, contract information, base bid price, bidding documents, target market investigation reports, policy of fixing price and information of relevant clients and suppliers, management information of Party A (including management mode, financial materials, market intelligence and important public relationships, etc.), products information of Party A (including names and prices of the products). Party A’s commercial information includes not only positive information, but also negative information, such as failure reports, etc.
          1.2.3 The scope of all the above-mentioned information includes but not limited to the links of administrative management, research, development, designing, purchasing, finance, manufacture, sale and service of the company.
     1.3 The “client lists” stipulated in Article 1.2.2 refers to the special client information distinguished from the relevant public information, including a beadroll of numerous clients, and those specific clients who have long-term and stable trade relationships with Party A. The information is constituted of the clients’ names, addresses, contact information, trade habits, intents and contents, etc.
     Article II Vesting of Rights
     Both parties acknowledge that within the term of the employment contract with Party A, all the intellectual properties, such as works, inventions, computer software, technology information and other confidential business information, which are originated and produced by Party B when performing his/her job or mainly utilizing Party A’s materials and technical conditions, shall belong to Party A. In accordance with the requirements of Party A, Party B shall provide all necessary information and take all necessary actions, including application, enrolment, registration and so on, to assist Party A to obtain and exercise related intellectual property rights.
     Article III Party B’s Duty of Confidentiality
     3.1 Within the term of the employment contract with Party A, Party B shall comply with the relevant confidentiality system, and fulfill the corresponding duty of confidentiality relating to his/her job. Any adjustment to Party B’s post will not exempt his/her confidentiality obligations.
     3.2 Based on the principle of wariness and honest, Party B shall take any necessary and reasonable measures to keep in strict confidence all the confidential business information, which party B may access or hold when performing his/her job, and which belongs to Party A or a third party to whom Party A owes a duty of confidentiality.
     3.3 When taking office, Party B shall clearly inform Party A if he/she bears a duty of confidentiality or non-competition obligation to other enterprises, and guarantees that he/she will not be in breach of the obligation and use such information in Party A’s business within the term of the employment contract with Party A.
     3.4 Within the term of the employment contract with Party A, Party B shall strictly comply with the obligation of confidentiality, and not infringe any confidential information in the following manners:
          3.4.1 Obtain commercial secrets of Party A by theft, inducement, intimidation, bribery, unauthorized reproduction, breach of confidentiality obligations, inducing others to breach their duty of confidentiality or other improper means;
          3.4.2 Disclose, use or allow others to use Party A’s commercial secrets obtained by above-mentioned means;
          3.4.3 Be in breach of this confidentiality contract or breach of Party A’s requirements of confidentiality, disclose, use or allow others to use Party A’s commercial secrets which are under his/her control;
          3.4.4 Use commercial secrets for purposes other than those specified without Party A’s permission;
          3.4.5 Assist any third party to obtain Party A’s commercial secrets by improper means;
          3.4.6 Conduct any other actions violating the duty of confidentialities under this Contract.
     3.5 The obligation of confidentiality that Party B shall bear is a legal responsibility. Party A does not need to pay Party B the corresponding fee.
     Article IV Party B’s Commitments
     4.1 Without Party A’s prior consent, Party B shall not, within the term of the employment contract with Party A, take any position such as shareholder, partner, director, supervisor , manager, employee, agent, consultant, etc in other enterprises, institutions and social organizations which produce and trade similar products or provide similar services as Party A.
     4.2 After he/she leaves office, Party B or his/her new employer shall not enter into business relationships (including but not limited to production, processing, marketing, acting as agent, etc.) with Party A’s clients autonomously or through a third party, and shall not in any way impede Party A’s existing or potential clients from conducting business with Party A.
     4.3 Before the end of employment, Party B shall assist Party A to go through a transfer procedure of the information carrier under this Agreement.
     Article V Party B’s Confidentiality Period

     5.1 The Confidentiality period includes:
          5.1.1 The entire duration of work for Party A;
          5.1.2 A period from the date Party B leaves to the date on which the confidential information is disclosed by Party A or available to the public.
     Article VI Delivery of Related Carrier
     6.1 All documents, data, charts, notes, reports, letters, faxes, tapes, disks, equipments and any other form of vehicles containing Party A’s confidential information held or kept by Party B because of the needs of his/her job, are owned by Party A, regardless of whether such information has commercial values.
     6.2 For any reason when it comes the end of Party B’s Job or when Party A considers it necessary, all job related documents, materials, drawings, records, notes, data, electronic data, equipments, components, commercial products and samples and similar items, or any forms of vehicles containing confidential information, including but not limited to their copies, shall be returned before Party B leaves or on the date specified by Party A and remained in the company.
     Article VII Non-competition Clause
     7.1 Non-competition area:     unlimited          .
     7.2 Non-competition period:     2     years after discharge or termination of the employment contract.
     7.3 The non-competition compensation is totaled to be 100% of the annual salary (equals to the monthly salary * 12) received by Party B from Party A for the year before he/she leaves. Party A shall pay Party B monthly during the non-competition period.
     7.4 Non-competition obligation: in the above-mentioned non-competition period, Party B undertakes not to work for or act as a consultant, tutor, agent, etc. in other employers producing or operating similar products, conducting similar business and competing with Party A. Meanwhile, Party B undertakes not to solicit, induce, encourage, instigate or otherwise promote employees to leave from Party A.
     7.5 The non-competition clause shall not take effect and the two parties are not legally bound if Party A fails to pay Party B the non-competition compensation.
     Article VIII liability of Breach
     8.1 In case that Party B breaches this Confidentiality Agreement, it constitutes a breach of contract, and Party B shall stop breaching immediately and pay a lump sum of compensation of RMB500,000___Yuan to Party A. Party A is entitled to terminate the employment relationship with Party B.
     If the compensation paid by Party B is not enough to make up the losses suffered by Party A arising from Party B’s breach of contract, Party A has the right to seek compensation for various types of losses.
     8.2 If Party B breaches the non-competition clause under this Agreement, it shall pay a lump sum of compensation of 100% of the annual salary (equals to the monthly salary * 12) received by Party B from Party A for the year before he/she leaves. If such compensation is not sufficient to cover the losses that Party A incurred due to Party B’s breach of the agreement, Part B shall compensate relevant losses.
     8.3 If Party B breaches this Agreement, causes heavy losses to Party A and is in violation of the Criminal Law, he/she shall be transferred to judicial organs for processing and investigating criminal responsibility.
     8.4 Any compensation paid by Party B does not exempt any related obligations. Party B shall continue to undertake his/her obligations in accordance with this Agreement.
     Article IX Settlement of Disputes
     Any dispute arising from this Confidentiality Agreement shall be resolved through consultation. Either party has the right to bring a suit to the People’s Court where Party A is located if consultation does not work.
     Article X Signing and Entry into Force of this Agreement
     This Agreement shall take effect from the date of signing by both parties. Once this Agreement is executed, all and any provisions in connection with confidentiality and non-competition shall be governed by this Agreement. It is in duplicate copies, each party retains one with same legal effect.

Party A (seal):	Party B (signature): D

Authorized representative (signature):	Credential No:

Date: E (dd/mm/yy)

Annex

A	B	C	D	E
Tao Song	Room 201, Building 65, Taiziyuan, Lakeside Garden, Wen Yi Xi Road, Hangzhou, Zhejiang	310012	/s/ Tao Song	N/A

Li Ou	Room 501, Xixidie Garden 5-4, Zixia Street 333, Xihu District, Hangzhou	310012	/s/ Li Ou	N/A

Yan Tang	No. 32, Shuguang 3rd Street, Xihu District, Hangzhou	310013	/s/ Yan Tang	N/A

Carl Yeung	Room 801, 1st Building, Zizhuyuan, Green Garden, Qiushi Road 36, Hangzhou	310000	/s/ Carl Yeung	N/A

Bin Li	Room 503, Building 1B, Apple Garden, Baiziwan Road, Chaoyang District, Beijing	100022	/s/ Bin Li	N/A

Xing Fan	Room 301, Building E 12-1, Starfield Garden, Xihu District, Hangzhou	310012	/s/ Xing Fan	N/A

Qing Yan	Room 715, Warner Trade Center, Lianhua Road 1733, Shanghai	201103	/s/ Qing Yan	N/A

Xinyong Hu	F703, Phoenix City, Chaoyang District, Beijing	100028	/s/ Xinyong Hu	N/A

1